EXHIBIT 99.1

ImClone Systems

Incorporated

180 Varick Street
New York, NY 10014
Tel: (212) 645-1405
Fax: (212) 645-2054
www.imclone.com

ImClone Systems Incorporated
Investors:	Media:
Andrea F. Rabney	David M. F. Pitts
(646) 638-5058	(646) 638-5058
Stefania Bethlen
(646) 638-5058

IMCLONE SYSTEMS ANNOUNCES AGREEMENT TO SETTLE SHAREHOLDER CLASS AND DERIVATIVE ACTIONS

New York, NY, January 24, 2005 – ImClone Systems Incorporated (NASDAQ: IMCL) announced today that it has reached agreements in principle to settle the previously disclosed consolidated securities class action and consolidated shareholder derivative action, both of which are pending in the U.S. District Court for the Southern District of New York.  ImClone Systems expects to recognize a one-time charge related to the settlements of approximately $55.4 million against fourth quarter 2004 earnings.  This charge is net of insurance reimbursement and the net amount received by the Company in the settlement of the derivative action.

The consolidated class action, Irvine v. ImClone Systems Incorporated, arose from a number of lawsuits originally filed in early 2002.  The plaintiffs asserted claims under the federal securities laws against the Company and certain of its former and current directors and officers.  The consolidated derivative action, In re ImClone Systems Inc. Shareholder Derivative Litigation, also arose from lawsuits that originally were filed in early 2002.

Both settlements are subject to negotiation of definitive settlement documents and preliminary and final court approvals following notices to shareholders and members of the class.

Terms of the Settlements

Under the agreement in principle to settle the Irvine class action, all claims asserted against the Company and the other named defendants in that action will be dismissed with prejudice with no admission or finding of wrongdoing on the part of any defendant. The principal terms of the Irvine settlement provide for an aggregate cash payment to class members of $75 million, a portion of which will be paid by the Company’s insurance carriers.

The agreement in principle to settle the derivative action contemplates a cash payment to the Company by the insurance carriers of $8.75 million, which the Company would contribute toward the settlement of the class action after deducting Court-awarded attorney’s fees and expenses for plaintiffs’ counsel in that action, which the Company has agreed not to oppose in an aggregate amount up to $875,000.  As a term of the settlement, the Company’s Board of Directors will also amend the charter of its Research Oversight Committee to specifically provide that the committee would meet regularly with the officer responsible for the Company’s dealings with the FDA.  The claims against all defendants would be dismissed with prejudice but the Company would retain the right to continue to pursue certain claims against its former chief executive officer, Samuel D. Waksal.

About ImClone Systems Incorporated

ImClone Systems Incorporated is committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers.  The Company’s three programs include growth factor blockers, angiogenesis inhibitors and cancer vaccines.  ImClone Systems’ strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market.  ImClone Systems’ headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws.  Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved.  Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Many of these factors are beyond the company’s ability to control or predict.  Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company’s filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.  For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

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